Exhibit 99
NEWS RELEASE

#23Q – April 17, 2008	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports 2008 First Quarter Financial Results
Impairment, Restructuring Charges Reduce 2008 Per Share Earnings to $.13 vs. $.52 in 2007
Non-GAAP Base Results Are Above Previously Announced Guidance
Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported first quarter 2008 earnings of $.13 per diluted share, compared with $.52 per diluted share earned in the first quarter of 2007. Results for the 2008 quarter were negatively impacted by a non-cash impairment charge for the Company’s remaining financial interest related to the 2003 sale of its high density film business (for further discussion, see the Corporate review later in this press release) and restructuring charges associated with cost-reduction initiatives.
Base earnings for the first quarter of 2008 were $.54 per diluted share, compared with $.57 per diluted share reported in the same period last year. Base earnings is a non-GAAP financial measure that excludes restructuring charges, asset impairment charges, environmental charges, and certain non-recurring or infrequent and unusual items, as applicable. Base earnings in the first quarter of 2008 exclude an after-tax charge of $.31 per diluted share related to the financial asset impairment mentioned above and after-tax impairment and restructuring charges totaling $.10 per diluted share associated with cost-reduction initiatives. Prior year base earnings excluded after-tax restructuring charges of $.05 per diluted share. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measures is provided later in this release.
“The first quarter has historically been Sonoco’s weakest quarter, so we were pleased that base earnings during the period were above our previously announced guidance of $.50 to $.53 per diluted share,” said Harris E. DeLoach, Jr., chairman, president and chief executive officer. “Operationally, we were encouraged that our Consumer Packaging segment showed good year-over-year improvement due to productivity and the impact of acquisitions. However, those favorable results were offset by lower volumes in other businesses and higher raw material, energy and other costs throughout the rest of the Company.”
Net sales for the first quarter of 2008 were $1.04 billion, compared with the $956 million reported in the same period in 2007. “Sales improved during the quarter as a result of acquisitions, which, net of dispositions, added $36.3 million of revenue, primarily in our Consumer Packaging segment, along with the favorable impact of foreign currency rates and higher selling prices,” said DeLoach. “Partially offsetting these gains were lower volumes, particularly in North America, in our Tubes and Cores/Paper and Packaging Services segments along with businesses included in All Other Sonoco. We believe the lower volumes are primarily attributable to reduced demand and weakening economic conditions.”
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com

Sonoco Reports 2008 First Quarter Financial Results – Page 2
Net income for the first quarter of 2008 was $13.3 million, compared with $53.1 million for the same period in 2007. As has been previously discussed, 2008 earnings were significantly impacted by the impairment of certain financial assets totaling $31.0 million after tax. After-tax restructuring charges were $9.7 million and $4.8 million in the first quarters of 2008 and 2007, respectively. Base earnings for the first quarter of 2008 were $54.0 million, compared with $57.9 million in the prior year period.
“In addition to the effect slowing economies had on our sales volume, global raw material inflation along with rising energy, freight and labor costs outweighed improvements in Companywide productivity and increased selling prices,” said DeLoach. “Effectively managing the recovery of cost inflation will be a challenge over the next several quarters. However, we are taking all necessary steps to recoup rising costs and continue implementing appropriate measures to control our spending in an effort to offset some of the effects of slowing economic conditions, especially in North America.”
Cash generated from operations in the first quarter of 2008 was $64.0 million, compared with $58.0 million for the same period in 2007. Because the financial asset impairment was a non-cash charge, it had no impact on cash generated from operations. Capital expenditures and cash dividends totaled $34.1 million and $25.9 million, respectively, in the first quarter of 2008. Depreciation and amortization expense for the first quarter of 2008 was $45.9 million, compared with $42.7 million in the same period in 2007.
Second Quarter 2008 Outlook
Sonoco expects second quarter 2008 base earnings to be in the range of $.58 to $.61 per diluted share. The Company expects full-year 2008 base earnings per diluted share to be in the range of $2.44 to $2.47, which is unchanged from previously announced guidance. The Company’s 2008 annual earnings guidance reflects an expected effective tax rate of approximately 32 percent. Both the upcoming quarter and annual forecasts are given assuming no significant change in Companywide volumes and/or prices due to further changes in general economic conditions.
“While we remain cautious about the current economic weakness, we believe our strong mix of global businesses should allow us to deliver another excellent year,” said DeLoach.
Segment Review
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
First quarter 2008 sales for the segment increased 16 percent to $387.4 million, compared with $333.2 million in the first quarter of 2007. Operating profit for this segment was $36.3 million in the first quarter, up 23 percent, compared with $29.6 million in the same period in 2007.
First quarter sales in this segment increased year over year due to acquisitions, the favorable impact of foreign currency translation and higher selling prices. These items were partially offset by a small decline in overall segment volume as increases in rigid paper and plastic containers were offset by lower volume in flexible packaging. Operating profit increased in the first quarter due primarily to the impact of acquisitions. In addition, productivity improvements for the quarter were enough to offset increased labor costs while higher selling prices offset inflation in material, energy and freight costs.
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Sonoco Reports 2008 First Quarter Financial Results – Page 3
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
First quarter 2008 sales for the segment were $436.2 million, up 8 percent, compared with $405.6 million in the same period in 2007. Operating profit for this segment decreased to $34.6 million, compared with $40.7 million in the first quarter of 2007.
First quarter sales in this segment gained from higher selling prices and the favorable impact of foreign currency translation, partially offset by the impact of lower volume in most global tube, core and paper markets. Operating profit declined in the first quarter primarily due to lower volumes. Selling price increases were able to offset higher raw material, energy and freight costs, while productivity improvements offset labor and other costs of production.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable service centers.
First quarter 2008 sales for the segment were $124.4 million, up slightly from $123.8 million in the same period in 2007. Operating profit for this segment declined to $6.0 million in the first quarter, compared with $11.5 million in the same period in 2007.
First quarter sales in this segment benefited from the impact of favorable foreign currency rates, partially offset by lower volume and sales prices for point-of-purchase displays, both down as a result of competitive bidding activity in 2007. Operating profit for the first quarter declined due to lower sales prices and volumes for point-of-purchase displays.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and include the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging and paper amenities such as coasters and glass covers.
First quarter 2008 sales in All Other Sonoco were $90.0 million, a decline from $93.1 million reported in the same period in 2007. Operating profit for the first quarter was $11.4 million, which was down from $13.7 million reported for the same period in 2007.
Sales in All Other Sonoco declined during the first quarter due to lower volumes in wire and cable reels and molded plastics, partially offset by the impact of an acquisition in molded plastics and favorable foreign currency rates. Operating profit in All Other Sonoco declined during the quarter due to lower volumes and an unfavorable shift in the mix of business, partially offset by productivity improvements.
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Sonoco Reports 2008 First Quarter Financial Results – Page 4
Corporate
In the 2003 sale of its high-density film business, Sonoco received a preferred equity interest in the buyer and a subordinated note receivable due in 2013 as a portion of the selling price. Sonoco’s year end 2007 financial review of the buyer indicated that collectibility was probable; however, based on new information provided by the buyer late in the first quarter of 2008, the Company has concluded that neither the collection of its subordinated note receivable nor redemption of its preferred equity interest is now probable and their value is likely to be zero. As a result, in the first quarter the Company fully reserved these items, taking a pre-tax charge totaling $42.7 million, $31.0 million after tax.
Net interest expense for the first quarter of 2008 increased to $13.2 million, compared with $11.5 million during the same period in 2007. The increase was primarily due to lower interest income and higher debt levels. The effective tax rate for the Company for the first quarter of 2008 was 47.8 percent, compared with 34.4 percent in the same period in 2007. The increased effective tax rate reflects a valuation reserve against the capital loss carryover generated by the previously discussed financial asset impairment and restructuring charges for which tax benefits cannot be recognized.
As reported in prior quarters, the Company’s U.S. Paper Mills subsidiary was notified in 2003 by governmental entities that it, together with a number of other companies, had been identified as a potentially responsible party for environmental claims arising out of the presence of polychlorinated biphenyls in sediments in the lower Fox River and in the bay of Green Bay in Wisconsin. In the first quarter of 2008, U.S. Paper Mills increased its reserve for environmental remediation costs by $15 million, reflecting an increase in its estimated minimum liability. Offsetting these charges were settlements totaling $15 million reached with some of its insurance carriers. Sonoco continues to believe its maximum additional pre-tax loss for these claims is essentially limited to its investment in U.S. Paper Mills, the book value of which is approximately $75 million.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Thursday, April 17, 2008, at 11 a.m. Eastern time, to review financial results for the first quarter of 2008. The live conference call webcast can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. Those planning to participate should plan to connect to the live webcast at least ten minutes prior to the start. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcodes for both U.S. and international calls are account number 286 and conference ID number 278798. The archived call will be available through April 27, 2008. The call also will be archived on the Investor Information section of Sonoco’s Web site through July 18, 2008.
About Sonoco
Founded in 1899, Sonoco is a $4.0 billion global manufacturer of industrial and consumer products and provider of packaging services, with 334 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “anticipate,” “objective,” “goal,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions
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Sonoco Reports 2008 First Quarter Financial Results – Page 5
and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.
Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web sites by reference into this release.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED
	March 30,	April 1,
	2008	2007
Sales	$1,037,996	$955,679
Cost of sales	851,594	770,514
Selling, general and administrative expenses	98,149	89,686
Restructuring charges/asset impairment charges	61,538	6,806

Income before interest and taxes	$26,715	$88,673
Interest expense	14,554	14,124
Interest income	(1,326)	(2,636)

Income before income taxes	13,487	77,185
Provision for income taxes	6,449	26,549

Income before equity in earnings of affiliates/ minority interest in subsidiaries	7,038	50,636
Equity in earnings of affiliates/minority interest in subsidiaries	6,221	2,468

Net income	$13,259	$53,104

Average shares outstanding – diluted	100,702	102,293

Diluted earnings per share	$0.13	$0.52

Dividends per common share	$0.26	$0.24

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED
	March 30,	April 1,
	2008	2007
Net Sales
Consumer Packaging	$387,370	$333,205
Tubes and Cores/Paper	436,187	405,575
Packaging Services	124,431	123,763
All Other Sonoco	90,008	93,136

Consolidated	$1,037,996	$955,679

Income Before Income Taxes:
Consumer Packaging – Operating profit	$36,277	$29,569
Tubes and Cores/Paper – Operating profit	34,564	40,743
Packaging Services – Operating profit	5,979	11,485
All Other Sonoco – Operating profit	11,433	13,682
Restructuring charges/asset impairment charges	(61,538)	(6,806)
Interest, net	(13,228)	(11,488)

Consolidated	$13,487	$77,185

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	March 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$74,029	$70,758
Trade accounts receivable	515,954	488,409
Other receivables	38,581	34,328
Inventories	349,990	343,084
Prepaid expenses and deferred taxes	95,942	91,100

	1,074,496	1,027,679
Property, plant and equipment, net	1,098,490	1,105,342
Goodwill	831,745	828,348
Other intangible assets	142,121	139,436
Other assets	199,766	239,438

	$3,346,618	$3,340,243

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$698,888	$701,271
Notes payable and current portion of long-term debt	43,552	45,199
Accrued taxes	13,260	11,611

	$755,700	$758,081
Long-term debt	796,311	804,339
Pension and other postretirement benefits	182,129	180,509
Deferred income taxes and other	159,839	155,777
Shareholders’ equity	1,452,639	1,441,537

	$3,346,618	$3,340,243

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges and certain non-recurring or infrequent and unusual items. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share”.
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring and asset impairment charges, other non-recurring or infrequent and unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.

Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)

	THREE MONTHS ENDED
Base Earnings Per Diluted Share[2]	March 30,	April 1,
(Unaudited)	2008	2007
Diluted Earnings Per Share, as reported (GAAP)	$0.13	$0.52
Adjusted for:
Financial asset impairment, net of tax	0.31
Restructuring-related charges, net of tax [4]	0.10	0.05

Base Earnings Per Share (Non-GAAP)	$0.54	$0.57

	THREE MONTHS ENDED
Base Earnings[3]	March 30,	April 1,
(Unaudited)	2008	2007
Net Income, as reported (GAAP)	$13.3	$53.1
Adjusted for:
Financial asset impairment, net of tax	31.0
Restructuring-related charges, net of tax [4]	9.7	4.8

Base Earnings (Non-GAAP)	$54.0	$57.9

1Generally Accepted Accounting Principles
2 Base Earnings Per Diluted Share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring and asset impairment charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
3Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring and asset impairment charges and certain other non-recurring or infrequent and unusual items. Management believes that these exclusions result in a measure of operating income that reflects the core profitability of our business and can be used by management to assess operating performance.
4 Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.